EXHIBIT 10.2


                                        As of August 1, 1996

Arthur F. Weinbach
1 Twin Oak Road
Short Hills, New Jersey  07078

Dear Art:

     Congratulations again on becoming Chief Executive Officer of Automatic Data Processing, Inc. ("ADP"). The Board of Directors is more than pleased with your appointment and looks to the future with confidence and enthusiasm. The letter outlines our understandings concerning your new position of President and Chief Executive Officer of ADP:

     1.   Employment.  You shall be employed by ADP as its President and Chief
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Executive Officer, subject to the direction and control of its Board of
Directors. You shall also be a member of ADP's Board of Directors and a member of the Board's Executive Committee.

     2.   Compensation.
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     (a)  ADP shall pay you a salary of at least $580,000 per annum.

     (b) Your target bonus for each fiscal year (i.e. July 1 to June 30) shall be at least $290,000. The actual bonus paid for each fiscal year shall be based upon your accomplishments in relation to pre-established goals (including business growth, increased profitability and other significant items).

     (c) ADP will continue to sell you restricted stock under its Key Employees' Restricted Stock Plan such that restrictions will lapse during each fiscal year on the number of shares of restricted stock which had, on the date you originally purchased them, an aggregate market value of at least $500,000. You will also, at all times, own sufficient shares of ADP restricted stock on which restrictions will lapse during each of the following two fiscal years which satisfy the foregoing fiscal year minimum market value test.

     (d) You will be granted a stock option at the next Stock Option Committee meeting to purchase 110,000 shares of ADP common stock under its 1990 Key Employees' Stock Option Plan, of which 20,000 will vest in the year 2000, 40,000 shares will vest in 2001 and 50,000 shares will vest in 2002.

     (e) The above salary, bonus and stock arrangements will be reviewed annually by ADP's Board of Directors and may be increased in its sole discretion.

     3.   Term.  The initial term of this letter agreement shall end July 31,
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1997.  This letter agreement shall automatically continue after its initial term for successive one-year periods unless and until either of us gives the other written notice prior to June 1 of the applicable one year term that this letter agreement shall terminate as at the end of such term.

     4.   Termination.  If your employment with ADP is terminated, you will
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receive the following compensation:

     (a) If you are discharged for cause, ADP's obligation to make payments to you shall cease on the date of such discharge. As used herein, the term "for cause" shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of a criminal act, (ii) failed or
























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refused to perform your obligations as President and Chief Executive Officer,
(iii) committed any act of negligence in the performance of your duties hereunder and failed to take appropriate corrective action, or (iv) committed any act of willful misconduct.

     (b) If ADP terminates your employment for any reason other than "for cause", for permanent or serious disability or on account of a "Change in Control", you will, for 18 months after such termination date, (i) receive the compensation provided for under Paragraph 2(a) above, (ii) have the restrictions on your restricted stock continue to lapse, and (iii) have your Company stock options continue to vest.

     (c) If you become permanently and seriously disabled, either physically or mentally, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder, ADP may terminate your employment. ADP shall continue to pay you your full compensation up to and including the effective date of your termination for disability. For 36 months after such termination date, you will receive the compensation provided for under Paragraph 2(a) above and have the restrictions on your restricted stock continue to lapse. All of your outstanding and unvested ADP stock options shall automatically vest on the date of your termination for disability.

     (d) If you elect to voluntarily leave ADP in the absence of a Change in Control, ADP's obligation to make payment to you shall cease on the date your employment ends.

     (e) If a Change in Control occurs and if your employment is terminated (other than for cause) or you resign for "Good Cause" within two years after such Change in Control event, you will receive a termination payment equal to 300% of your "Current Total Annual Compensation". This termination payment will be reduced to either 200% or 100% of your Current Total Annual Compensation if such termination or resignation occurs during the third year, or more than three years, after such Change in Control event, whichever is applicable. In addition, all of your ADP stock options will become fully vested, and all of your ADP restricted stock having restrictions lapsing within three years after the date of such termination or resignation shall have such restrictions automatically removed. ADP will also pay you a tax equalization payment in an amount which when added to the other amounts payable to you under Paragraph 4(e) will place you in the same after-tax position as if the excise tax penalty of
Section 4999 of the Internal Revenue Code of 1986 or any successor statute of similar import did not apply.

     (f) The termination of this letter agreement or your employment shall not affect those provisions of this letter agreement that apply to any period or periods subsequent to such termination.

     5.   For purposes of this Agreement, the following definitions shall apply:

     (a) "Change in Control" shall mean: (A) the acquisition by any person, entity or "group", of beneficial ownership of 25% or more of ADP's outstanding common stock; or (B) approval by ADP's stockholders of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of ADP immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities.

     (b) "Good Reason" shall mean: (A) any action which results in a diminution in any respect in your current position, authority, duties or responsibilities as ADP's President and Chief Executive Officer; or
          (B) a reduction in the overall level of your compensation or benefits.


     (c) "Current Total Annual Compensation" shall be the total of the following amounts: (A) the greater of your current annual salary for the calendar year in which your employment







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          terminates or for the calendar year immediately prior to the year of such termination; and (B) the average of your annual bonus compensation (prior to any bonus deferral election), for the two most recent calendar years immediately preceding the year in which your employment terminates.

     6.   SORP.  As at December 31, 1996, under the Automatic Data Processing,
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Inc. Supplemental Officers Retirement Plan (the "SORP"), your "Vested
Percentage" shall be 100% and your "Future Service" period shall be 10 years.
If your employment hereunder terminates other than for cause: (i) your Future Service period shall be deemed to be 17 years as at the date of such termination; and (ii) your "Final Average Annual Pay" shall, to the extent applicable, be deemed to include the applicable compensation attributable to the periods covered by the termination payments made to you hereunder. Your Final Average Annual Pay will not, in any event, be less than the aggregate of the minimum annual salary, bonus and restricted stock amounts payable to you under Paragraph 2 above.

     If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

                                 Very truly yours,


                                 AUTOMATIC DATA PROCESSING, INC.



                                 By:  /s/ James B. Benson
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                                       James B. Benson, Corporate Vice President
ACCEPTED AND AGREED:



/s/ Arthur F. Weinbach
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ARTHUR F. WEINBACH





































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